CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2023, and each included in Post-Effective Amendment Number 98 to the Registration Statement (Form N-1A, No. 002-32773) of Pioneer Series Trust XI (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 1, 2023, with respect to the financial statements and financial highlights of Pioneer Core Equity Fund (one of the funds constituting Pioneer Series Trust XI) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 26, 2023